UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant     ☑

Filed by a Party other than the Registrant     ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KILROY REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Following ongoing discussions between Kilroy Realty Corporation (the “Company”) and certain stockholders of the Company about the stockholder proposal regarding proxy access included in the Company’s Proxy Statement for its Annual Meeting of Stockholders (the “Proxy Access Proposal”) to be held on May 22, 2014 (the “2014 Annual Meeting”), the Company has agreed to amend its bylaws prior to the Company’s 2015 Annual Meeting of Stockholders to adopt a proxy access right for stockholders as further described below. Stockholders will continue to have the opportunity to vote on the Proxy Access Proposal included in the Company’s Proxy Statement for the 2014 Annual Meeting.

Proxy access allows eligible stockholders to place their own director nominees on the Company’s proxy card, along with the director candidates nominated by the Company’s board of directors. Under the bylaw amendment, a stockholder that has held at least 5% of the Company’s shares for a three-year holding period would be eligible to nominate up to one quarter of the number of directors then serving, subject to certain procedural and disclosure requirements.